EXHIBIT 99.1

Contact: Ed Dickinson, Chief Financial Officer 636-916-2150

FOR IMMEDIATE RELEASE

LMI ANNOUNCES EXTENSION OF SUPPLY AGREEMENT WITH
SPIRIT AEROSYSTEMS
New contract for Boeing 787 components also signed

    ST. LOUIS -  April 25, 2006 - LMI Aerospace, Inc. (Nasdaq:LMIA) a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries announced today the signing of a long-term supply agreement with Spirit AeroSystems, Inc., to continue providing components and assemblies for Boeing 737, 747 and 777 aircraft for its Tulsa Business Unit. At current production rates, the company expects sales covered under this agreement will total $60 million.

    Separately, LMI Aerospace also announced a multi-year contract with Spirit AeroSystems for the production of tooling and components for the wing section of the Boeing 787 Dreamliner. This contract award will provide sales of approximately $3 million.

    “These contracts reflect the growing relationship we have with Spirit’s Tulsa Business Unit. The model 787 Dreamliner aircraft program has received excellent customer response since its announcement and offers an opportunity for future growth. We are also pleased to announce our continued support of Spirit on the Boeing 737, 747 and 777 programs. The work statement to supply wing leading edge and flap components on the Boeing 737 and 777 programs continues to be an important part of LMI’s manufacturing mix,” stated Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace.

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LMI Aerospace Announces Contracts
with Spirit AeroSystems

Spirit AeroSystems, Inc., a subsidiary of Toronto-based Onex Corp., acquired Boeing’s commercial aircraft operations in Wichita, Kansas, and Tulsa and McAlester, Oklahoma, in 2005. Spirit AeroSystems provides quality components and assemblies for the commercial and government aerospace industry.

LMI Aerospace, Inc. is a leading provider of structural components, assemblies and kits to the aerospace, defense and technology industries. The company fabricates, machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet metal products primarily for large commercial, corporate and military aircraft. LMI Aerospace manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.

This press release includes forward-looking statements related to LMI's outlook for 2006, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI.  Actual results could differ materially from the forward-looking statements as a result, among other things, of the facts detailed from time to time in LMI's filing with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company's Annual Report on Form 10-K for the year ended December 31, 2005, for more details.

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